THIRD AMENDMENT TO CREDIT AGREEMENT

        THIS THIRD AMENDMENT TO CREDIT AGREEMENT (the “Third Amendment”), dated as of September 30, 2003 amends the Credit Agreement dated as of June 15, 2001 by and between LaCrosse Footwear, Inc. (the “Borrower”) and U.S. Bank National Association (f/k/a Firstar Bank, N.A., the “Lender”), as amended by that First Amendment to Credit Agreement dated as of August 12, 2002 and by that Second Amendment to Credit Agreement dated as of February 11, 2003 (as so amended, and as the same may be amended from time to time, the “Credit Agreement”).

    1.        Definitions. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

    2.        Amendment. The parties hereby agree to amend the Credit Agreement as follows: Section 7.12(b) is deleted in its entirety and the following inserted in its place:

    “(b)        Minimum Tangible Net Worth. Borrower and its Subsidiaries on a consolidated basis shall maintain Tangible Net Worth equal to or greater than $21,920,000 as of the fiscal quarters ending September 30, 2003, December 31, 2003 and March 31, 2004".

    3.        Conditions Precedent. This Third Amendment shall become effective on the date that the Lender shall have received:

(i) this Third Amendment, duly executed by an authorized representative of the Borrower; and

(ii) such additional supporting documents and materials as the Lender or its counsel may reasonably request on or before the date hereof.

    4.        Representations and Warranties. The Borrower certifies that the representations and warranties contained in the Credit Agreement are true and correct as of the date of this Third Amendment, and that, after giving effect to the amendment set forth in Section 2 hereof, no condition, event, act or omission has occurred which, with the giving of notice or passage of time, or both, would constitute an Event of Default under the Credit Agreement.

    5.        Full Force and Effect. Except as provided herein, all of the terms and conditions set forth in the Credit Agreement, and all additional documents entered into in connection with the Credit Agreement, shall remain unchanged and shall continue in full force and effect as originally set forth; without limiting the generality of the foregoing, the Borrower hereby confirms its obligation to deliver the certificate required by Section 6.1(d) of the Credit Agreement on a timely basis.

    6.        Binding Effect. This Third Amendment shall be binding upon the parties hereto and their respective successors and assigns.

        IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Credit Agreement as of the date first set forth above.

LACROSSE FOOTWEAR, INC.
By: /s/
Title:

U.S. BANK NATIONAL ASSOCIATION (f/k/a Firstar Bank, N.A.)
By: /s/
Title: